Exhibit G

Linklaters LLP 1290 Avenue of the Americas New York, NY 10104 Telephone (+1) 212 903 9000 Facsimile (+1) 212 903 9100

Republic of Chile

Ministry of Finance

Teatinos 120, Piso 12

Santiago, Chile

February 4, 2022

Ladies and Gentlemen:

Republic of Chile (the “Issuer”)
Registration Statement under Schedule B in respect of debt securities (the “Debt Securities”) and warrants (the “Warrants”)

We have acted as special United States counsel to the Issuer in connection with the preparation of the registration statement under Schedule B (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 relating to the offering from time to time, as set forth in the Registration Statement and the prospectus included therein (the “Prospectus”) and any amendments or supplements thereto, of the Issuer’s Debt Securities and Warrants. The Debt Securities may be issued from time to time pursuant to the indenture, dated as of December 12, 2014 (the “Base Indenture”), between the Issuer and The Bank of New York Mellon, as trustee (the “Trustee”), as amended by the first supplemental indenture, dated as of May 27, 2015 (together with the Base Indenture, the “Indenture”). The Warrants may be issued from time to time pursuant to a warrant agreement and form of warrant to be filed by the Issuer with the Commission.

This opinion is limited to the federal law of the United States and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other State of the United States or the laws of any other jurisdiction.

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We have examined the Indenture, such certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that the Issuer has the power to execute and deliver the Debt Securities and the Indenture and perform its obligations thereunder, that the Indenture has been duly and validly authorized, executed and delivered under the laws of the Republic of Chile by the Issuer, that the Debt Securities conform to the forms examined by us and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

In our opinion, the Debt Securities, when executed and delivered by the Issuer against payment therefor pursuant to the terms of the Indenture and when authenticated in accordance with the terms of the Indenture, will constitute valid and legally binding obligations of the Issuer enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We note that the designation in the Indenture and the Debt Securities of the United States federal courts set forth therein as venues for proceedings relating to the Indenture and the Debt Securities is subject to the power of United States federal courts to transfer proceedings pursuant to Section 1404(a) of Title 28 of the United States Code or to dismiss such proceedings on the grounds that such United States federal court is an inconvenient forum for such actions. We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action where jurisdiction based on diversity of citizenship under Section 1332 of Title 28 of the United States Code does not exist. In addition, we note that the enforceability of the waiver of immunities by the Issuer set forth in the Indenture and the Debt Securities is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976, as amended.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Securities” in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Linklaters LLP

Linklaters LLP